Exhibit 2.1

Execution Version

AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 12, 2022, is made and entered into by and among Vickers Vantage Corp. I, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, “Parent”), Vantage Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Sub” and together with Parent, collectively, the “Parent Parties”), and Scilex Holding Company, a Delaware corporation (the “Company”).

WHEREAS, the Parent Parties and the Company have entered into an Agreement and Plan of Merger, dated as of March 17, 2022 (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation; and

WHEREAS, each of the Parent Parties and the Company desire to amend the Merger Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Amendment as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties accordingly agree as follows.

1.       Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2.       Parent Certificate of Incorporation. Pursuant to the terms of the Merger Agreement, the Parent Certificate of Incorporation, attached thereto as Exhibit A, may be changed as agreed in writing by Parent and the Company. Parent and the Company hereby agree to revise the Parent Certificate of Incorporation to, among other things, increase the number of authorized shares of preferred stock set forth therein from 10,000,000 to 45,000,000 and, as a result, to increase the total number of shares of all classes of stock that the Company shall have the authority to issue from 750,000,000 to 785,000,000. The Parent Certificate of Incorporation as so modified is attached hereto as Appendix A and hereby supersedes and replaces in its entirety the Parent Certificate of Incorporation previously attached to the Merger Agreement as Exhibit A.

3.       Amendments to the Merger Agreement.

(a)       The following recital is hereby added as the fifth recital in the Witneseth section of the Merger Agreement:

“WHEREAS, the Company and Sorrento have executed and delivered that certain Contribution and Satisfaction of Indebtedness Agreement, dated as of September 12, 2022 (the “Debt Exchange Agreement”), pursuant to which, among other things, certain debt obligations of the Company and its Subsidiaries in favor of Sorrento will be extinguished in exchange for Company Preferred Shares in accordance with the terms set forth therein (such shares being referred to herein, and to be designated by the Company pursuant to a certificate of designations described therein, as the “Series A Preferred Stock” of the Company “;”

(b)       The following section is hereby added to the Merger Agreement immediately following Section 1.147 thereof, and all subsequent section references in Article I of the Merger Agreement are hereby increased by one-one hundredth to reflect such addition:

“1.148. Stock Exchange” means, Nasdaq, unless and until another national securities exchange or automated quotation system is agreed to in writing by the Company and Parent (which may include the New York Stock Exchange).”

(c)       The following sections are hereby added to the Merger Agreement immediately following Section 2.1 thereof and “Exhibit G” referenced in such following sections shall be Appendix C attached hereto:

“2.2 Plan of Domestication. The Plan of Domestication attached hereto as Exhibit G shall constitute a plan of domestication for purposes of Section 388 of the DGCL and shall include the corporate acts identified therein and any act or transaction contemplated by the Merger Agreement.

2.3. Unit Separation. In connection with the consummation of the Merger, at the Effective Time without any action on the part of any Person, each Domesticated Parent Unit shall separate automatically into its component Domesticated Parent Common Shares and Domesticated Parent Warrants; provided, that no fractional Domesticated Parent Warrants shall be issued in connection with such separation and if a holder of a Domesticated Parent Unit would otherwise be entitled to receive a fractional Domesticated Parent Warrant pursuant to such separation, the number of Domesticated Parent Warrants shall be rounded down to the nearest whole number of Domesticated Parent Warrants.”

(d)       Section 3.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Immediately after the Closing, Parent’s board of directors shall consist of seven (7) directors, five (5) of whom will be designated by the Company (including one director who shall satisfy the independence requirements of the applicable Stock Exchange), and two (2) of whom will be independent directors to be designated by the Company and agreed to by Parent prior to the Closing.”

(e)       The following subsection is hereby added to the Merger Agreement immediately following Section 4.1(a) thereof, and all subsequent subsections in Section 4.1 of the Merger Agreement are hereby amended to reference one subsequent letter to reflect such addition:

“(b) Conversion of Series A Preferred Stock of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the Stockholders, each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, one Domesticated Parent Preferred Share (as defined in Section 7.28) and one-tenth of one Domesticated Parent Common Share (the “Applicable Per Preferred Share Merger Consideration”).”

(f)       Section 4.3(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows

“(b) No Issuance of Fractional Shares. No certificates or scrip representing fractional Domesticated Parent Common Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share (with 0.5 shares rounded up), in each case, after aggregating all Domesticated Parent Shares each recipient thereof is entitled to receive pursuant to this Agreement.”

(g)       The following sentence is hereby added as the last sentence of Section 4.3(a) of the Merger Agreement:

“At or after the Closing, as soon as reasonably practicable after each holder of Series A Preferred Stock of the Company has delivered to Parent a completed and executed Letter of Transmittal, Parent shall cause to be issued to each such holder the Applicable Per Preferred Share Merger Consideration that such holder has the right to receive in connection with the Merger pursuant to Section 4.1.”

(h)       The first sentence of Section 5.5(a) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

“As of the date hereof, there are 370,000,000 shares of capital stock of the Company authorized, comprised of (i) 350,000,000 authorized Company Common Shares of which 197,266,338 are issued and outstanding and (ii) 20,000,000 authorized shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Shares”) none of which are issued and outstanding. As of immediately prior to the issuance of the Series A Preferred Stock of the Company pursuant to the terms of the Debt Exchange Agreement but following the filing of an amendment to the Company’s certificate of incorporation and a certificate of designations of the Company, in each case as contemplated by the Debt Exchange Agreement, there will be 390,000,000 shares of capital stock of the Company authorized, comprised of (i) 350,000,000 authorized Company Common Shares of which 197,266,338 are issued and outstanding and (ii) 45,000,000 authorized Company Preferred Shares, of which not more than 31,000,000 shares will be designated and issued as Series A Preferred Stock of the Company pursuant to the terms of the Debt Exchange Agreement.”

(i)       The following sentence is hereby added as the last sentence of Section 5.6 of the Merger Agreement:

“For the avoidance of doubt, Organizational Documents of the Company shall not include the certificate of amendment to the Company’s certificate of incorporation to be filed by the Company pursuant to the Debt Exchange Agreement (the “Company Certificate of Amendment”) or the certificate of designations to be filed by the Company pursuant to the Debt Exchange Agreement (the “Company Certificate of Designations”).”

(j)       Section 5.13(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Schedule 5.13(a) of the Company Disclosure Schedules lists all material Contracts, oral or written (collectively, the “Material Contracts”) to which the Company or any Subsidiary is a party and which are currently in effect and constitute the following (other than the Debt Exchange Agreement):”

(k)       Clause (i) of Section 7.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i) except for the filing of the Company Certificate of Amendment and the Company Certificate of Designations pursuant to the Debt Exchange Agreement and with respect to a change of name of the Company, materially amend, modify or supplement its Organizational Documents;”

(l)       Clause (xi) of Section 7.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(xi) issue, redeem or repurchase any capital stock or shares, membership interests or other securities (other than those certain senior secured notes due 2026), or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than the issuance of Company Common Shares upon the exercise or conversion of any Company Options and as required by the Debt Exchange Agreement;”

(m)       Section 7.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Listing Matters. Parent shall use its reasonable best efforts to ensure that Parent remains listed as a public company, and that the Parent Ordinary Shares and public Parent Warrants remain listed on Nasdaq through the Closing. The Company shall use its reasonable best efforts to prepare and file an initial listing application with the Stock Exchange in connection with the transactions contemplated by this Agreement.”

(n)       Section 7.17 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Reasonable Best Efforts; Support of Transaction. Subject to the terms and conditions of this Agreement (the obligations of which, for the avoidance of doubt, shall control to the extent of any conflict with the succeeding provisions of this Section 7.17), (i) each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including the satisfaction (but not waiver) of the closing conditions set forth in Article VIII and obtaining approval for the listing of the Domesticated Parent Common Shares and Domesticated Parent Warrants issued pursuant to this Agreement on the Stock Exchange. In furtherance thereof, the parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.”

(o)       The following section is hereby added to the Merger Agreement following Section 7.27 thereof and “Exhibit F” referenced therein shall be Appendix B attached hereto:

“7.28. Certificate of Designations. Following the consummation of the Domestication and the filing of the Parent Certificate of Incorporation, but prior to the Effective Time, Parent shall file with the Secretary of State of Delaware a certificate of designations in the form attached as Exhibit F (the “Domesticated Parent Certificate of Designations”), which provides for, among other things, the designations, powers, rights and preferences and qualifications, limitations and restrictions of the “Series A Preferred Stock” of Parent (such shares, “Domesticated Parent Preferred Shares”).”

(p)       Section 8.3(h) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(h) The Domesticated Parent Common Shares and Domesticated Parent Warrants shall remain listed on Nasdaq through the Effective Time, the listing application for the listing of the Domesticated Parent Common Shares and Domesticated Parent Warrants following the Effective Time shall have been approved by the applicable Stock Exchange, and, as of the Closing Date, Parent shall not have received any written notice from Nasdaq of non-compliance with Nasdaq’s applicable continued listing requirements for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied”.

(q)       The following subsection is hereby added to the Merger Agreement immediately following Section 8.3(k) thereof:

“(l) The Domesticated Parent Certificate of Designations shall have been filed with, and accepted by, the Secretary of State of Delaware.”

(r)       Section 9.1(d)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i) on or after November 11, 2022 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date;”

(s)       All necessary changes to the Table of Contents of the Merger Agreement to properly reflect the amendments and additions to the Merger Agreement contemplated by the preceding clauses (a) through (r) shall be made.

4.       Effect of Amendment. Except as set forth herein, all other terms and provisions of the Merger Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Merger Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Merger Agreement, as amended by this Amendment, shall mean March 17, 2022.

5.       Construction. This Amendment shall be governed by all provisions of the Merger Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

6.       Entire Agreement. This Amendment together with the Merger Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. In the event of a conflict between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall prevail solely as to the subject matter contained herein.

7.       Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

[The remainder of this page is intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

VICKERS VANTAGE CORP. I

By:	/s/ Jeffrey Chi
Name: Jeffrey Chi
Title: Chief Executive Officer

VANTAGE MERGER SUB INC.

By:	/s/ Chris Ho
Name: Chris Ho
Title: Chief Executive Officer

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer

[Amendment No. 1 to Agreement and Plan of Merger]

APPENDIX C

PLAN OF DOMESTICATION

This Plan of Domestication shall constitute a plan of domestication for purposes of Section 388 of the DGCL and shall include the following corporate acts and any act or transaction contemplated by that certain Agreement and Plan of Merger, dated as of March 17, 2022, by and among Vickers Vantage Corp. I, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing, “Parent”), Vantage Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Scilex Holding Company, a Delaware corporation (as amended from time to time, the “Merger Agreement). This Plan of Domestication shall be deemed to have been entered into as of September 12, 2022. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The following actions, to be taken concurrently or following the Domestication, shall be authorized by Parent in accordance with its Organizational Documents and the Laws of the Cayman Islands in satisfaction of the requirements of Section 388 of the DGCL:

(a)	the adoption, approval, and filing of the Parent Certificate of Incorporation with the Secretary of State of the State of Delaware;

(b)	the adoption, approval, and filing of the Domesticated Parent Certificate of Designations;

(c)	the adoption and effectiveness of the Parent Bylaws;

(d)	the election and appointment of the directors of Parent in connection with the Merger (as set forth in Section 7.22 of the Merger Agreement);

(e)	the issuance of Domesticated Parent Common Shares, including as pursuant to the Warrant Agreement;

(f)	the separation of Parent Units (and Domesticated Parent Units into which such Parent Units convert as set forth in Section 2.1 of the Merger Agreement) into their component securities in connection with the Merger as contemplated by Section 2.3 of the Merger Agreement (the “Unit Separation”); and

(g)	the issuance of Domesticated Parent Warrants as contemplated by Section 2.1 of the Merger Agreement with adjustments in accordance with Section 4.5 of the Warrant Agreement as necessary to give effect to the Unit Separation.

In accordance with Section 2.1 of the Agreement, Parent shall file the Certificate of Domestication and the Parent Certificate of Incorporation with the Secretary of State of the State of Delaware pursuant to Section 103 and 388 of the DGCL.